SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                       SHELLS SEAFOOD RESTAURANTS, INC.
                               (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
                        (Title of Class of Securities)

                                  822809 10 9
                                (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 822809 10 9                                    Page 2 of 4 Pages

-----------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)


      Mr. Jay S. Nickse
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


-----------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
-----------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          328,056 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          328,056 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
-----------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      328,056 shares

-----------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

-----------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      7.4%
-----------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
-----------------------------------------------------------------------------

Item 1(a)      NAME OF ISSUER:

               Shells Seafood Restaurants, Inc. (the "Company")

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    16313 North Dale Mabry Highway
                    Suite 100
                    Tampa, Florida 33618

Item 2(a)      NAME OF PERSON FILING:

               Jay S. Nickse

Item 2(b)      Address of Principal Business Office, or if none, Residence:

               c/o Adler & Co.
               645 Madison Ave, 14/th/ Flr
               New York, New York 10022

Item 2(c)      CITIZENSHIP:

               United States


Item 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 (the "Common Stock")

Item 2(e)      CUSIP NUMBER:

               822809 10 9

Item 3         SEC USE


Item 4         OWNERSHIP:


               (a)  Amount Beneficially Owned:

               See Item 9 of the cover page


               (b)  Percent of Class:

               7.4%


               (c) Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:

                               See Item 9 of the cover page

                    (ii)  shared power to vote or to direct the vote:

                               -0-

                    (iii) sole power to dispose or to direct the
                               disposition of:

                               See Item 9 of the cover page

                    (iv)  shared power to dispose or direct the disposition
                               of:

                               -0-

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being file to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities check the following: [_]

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

Item 10        CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2003



                    By:    /s/ Jay S. Nickse
                        -------------------------
                               Jay S. Nickse